Exhibit 4.3

EXECUTED VERSION

FI N° 91322

FI N° 92632

Serapis N° 2019-0497

DATED August 20, 2020

SPIRE (EGFF)

SPIRE GLOBAL, INC.

as the Company

AND

THE EUROPEAN INVESTMENT BANK

as the Original Warrantholder

WARRANT AGREEMENT

Contents

1.	DEFINITIONS AND INTERPRETATION	3

2.	THE WARRANTS	10

3.	EVENTS	12

4.	WARRANT SETTLEMENT	13

5.	WARRANTHOLDER RIGHTS	14

6.	ISSUE OF WARRANT SHARES	17

7.	REPRESENTATIONS AND UNDERTAKINGS	17

8.	WINDING UP OF THE COMPANY	19

9.	TERMINATION	20

10.	INTEREST ON OVERDUE SUMS; PAYMENTS	20

11.	ASSIGNMENT AND JOINDER AGREEMENT	20

12.	BUSINESS DAYS	21

13.	AMENDMENT	21

14.	WAIVER	21

15.	RIGHTS AND REMEDIES ARE CUMULATIVE	22

16.	INVALIDITY	22

17.	NO PARTNERSHIP	22

18.	NOTICES	22

19.	COSTS	23

20.	TAXES, DUTIES AND FEES	23

21.	EUR	23

22.	SET-OFF	23

23.	COUNTERPARTS	24

24.	FURTHER ASSURANCE	24

25.	THIRD PARTY RIGHTS	24

26.	ENTIRE AGREEMENT	24

27.	GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY	24

Schedule 1	Shareholders	25

Schedule 2	Form of Warrants Certificate	26

Schedule 3	Warrantholder’s Notice of Cancellation	2

Annex Supporting Calculations		3

Schedule 4	Expert Determination	4

Schedule 5	Joinder Agreement	6

Schedule 6	Capitalization Table	8

Exhibit A	Articles	32

- i -

THIS WARRANT AGREEMENT (this “Agreement”) is dated August 20, 2020

BETWEEN:

(1)	Spire Global, Inc., a corporation incorporated under the laws of Delaware (the “Company”); and

(2)	The European Investment Bank, having its seat at 98-100 Boulevard Konrad Adenauer, L-2950 Luxembourg (the “Original Warrantholder”).

WHEREAS:

(A)	The Company is an unlisted corporation.

(B)

The Original Warrantholder has agreed to provide a loan facility to the Borrower pursuant to the Finance Contract and entry into this Agreement is a condition precedent to disbursement of Tranches associated with Facility A and Facility B under the Finance Contract.

(C)	The Company has agreed to grant the Original Warrantholder certain rights to subscribe for shares in the Company.

(D)

The Company has agreed to take all actions available to it and its corporate bodies (including passing all necessary Shareholder and other corporate resolutions) to enable the Company to grant such rights and to issue such Shares as set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Adjustment Event” means the issue of any convertible securities or warrants or other issue of Shares by the Company (other than the issuance of Carve Out Stock or the issuance of convertible securities or warrants convertible into or exercisable for Carve Out Stock).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Law” means all applicable law and regulation which is binding on the Company.

“Articles” means the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A.

“Bankruptcy or Insolvency Event” means of any of the following: (i) the admission by the Company or Borrower of its inability to pay its debts when and as they become due; (ii) the execution by the Company or Borrower of a general assignment for the benefit of creditors; (iii) the filing by or against the Company or Borrower of a petition in bankruptcy or any petition for relief under any bankruptcy, insolvency, or debtor’s relief law, or, in the case of any involuntary filing of a petition against the Company or Borrower, the continuation of such petition without dismissal for a period of sixty (60) days or more; (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Company or Borrower; (v) any action to liquidate, dissolve, transfer, or wind up the business of the Company or Borrower under any applicable law; or (vi) any other corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) under any applicable law.

“Borrower” means the Borrower under the Finance Contract, Spire Global Luxembourg S.à.r.l., a company incorporated in Luxembourg and a wholly owned Subsidiary of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which the Original Warrantholder and commercial banks are open for general business in Luxembourg and New York.

“Carve Out Stock” has the meaning set out in the Articles.

“Change-of-Control Event” means:

(a)	any person or group of persons acting in concert gains Control of the Borrower or the Company or of any entity directly or ultimately Controlling the Borrower or the Company;

(b)

the Majority Shareholders (as defined in the Finance Contract) cease to control the Company and the Borrower, or be the beneficial owner directly or indirectly through wholly owned subsidiaries of more than 50% (fifty per cent) of the issued share capital of the Company and the Borrower; or

(c)	the Company ceases to control 100% (one hundred per cent) of the issued capital of the Borrower.

“Common Shares” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Share Sale” means a sale, assignment, transfer or other disposal of all (or substantially all) of the issued share capital in the Company.

“Completion” means the issuance of Warrants in favor of the Original Warrantholder and the subscription by the Original Warrantholder of the Warrants.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise, and, for the avoidance of doubt, owning more than 50% (fifty per cent) of the shares of an entity would constitute Control. “Controlling” has the corresponding meaning.

“Debt Repayment Event” means a prepayment or repayment of any principal amount due in respect of a Loan, whether on a voluntary or compulsory basis.

“Directors” or “Board of Directors” means the directors or the board of directors of the Company from time to time.

“Distribution” means any dividend, distribution, payment or benefit of any kind given by the Company to its Shareholders (in their capacity as shareholders) after the date of this Agreement of its assets, profits, reserves or capital.

“Encumbrance” means any encumbrance, debenture, mortgage, blocking order, court decision, court order, leases, subleases, preliminary agreements on the conclusion of subleases, arrest, execution order, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same.

“EUR” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event” means:

(a)	an Exit;

(b)	a Change-of-Control Event;

(c)	a Debt Repayment Event; or

(d)	the service by the Original Warrantholder on the Borrower of an Event of Default Repayment Demand.

“Event	Date” means the date on which any Event occurs, being the first of:

(a)	in case of an Exit:

(i)	the date on which any of the relevant shares are admitted to trading in connection with a Listing; or

(ii)	the date on which a Sale is consummated;

(b)	the date on which a Change-of-Control Event occurs;

(c)	the date on which a Debt Repayment Event occurs; and

(d)	the date on which the Original Warrantholder serves on the Borrower an Event of Default Repayment Demand.

“Event Notification” means a written notice from the Company to the Warrantholder informing it of the occurrence of an Event or that it anticipates an Event is reasonably likely to occur, and which sets out:

(a)	details of the Event or anticipated Event;

(b)	the Event Date or, in respect of an anticipated Event, the expected Event Date; and

(c)

such other information the Company reasonably believes is material to the Warrantholder, including all such information as may reasonably be required by the Warrantholder in order for the Warrantholder to calculate the Fair Market Value of the Warrants and the Warrant Shares.

“Event of Default Repayment Demand” means a written demand by the Original Warrantholder on the Borrower for repayment of all or part of an outstanding Loan pursuant to Article 9 (Events of Default) of the Finance Contract.

“Exit” means:

(a)	a Listing; or

(b)	a Sale.

“Expert” means an expert appointed in accordance with Schedule 4 (Expert Determination).

“Facility A Maturity Date” means the fifth (5th) anniversary of the disbursement of the Tranche associated with Facility A under the Finance Contract.

“Fair Market Value” means the value of a Warrant or a Warrant Share as determined in accordance with the valuation principles set out in paragraph 3 (Basis of Valuation) of Schedule 4 (Expert Determination) (for the avoidance of doubt, such principles will apply regardless of whether the valuation is being determined by the Warrantholder, the Company or the Expert as contemplated by any provision of this Agreement).

“Final Availability Date” has the meaning set out in the Finance Contract.

“Finance Contract” means the finance contract (governed by the laws of Luxembourg) dated on or about 24 July 2020, by and among the Company, the Borrower, and the Original Warrantholder, as lender, pursuant to which a loan facility of up to EUR 20,000,000 guaranteed by the Company, is made available.

“First Refusal Agreement” means the Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company, and the investors and common holders, each as defined therein, dated as of 17 August 2017.

“Fully Diluted Share Capital” means, as at the relevant date, the aggregate of:

(a)	all issued and outstanding Shares; and

(b)

all Shares capable of being issued and outstanding by the Company pursuant to the exercise in full of all outstanding rights (whether or not contingent and assuming full performance of any performance-linked rights) to subscribe for or convert into Shares (including under this Agreement).

“Group” means the Company or any of its Subsidiaries, taken together as a whole.

“Group Asset Sale” means a sale, assignment, transfer or other disposal of all (or substantially all) of the assets and undertakings of the Group.

“Holding Company” means, in relation to a person, any entity in respect of which that person is a Subsidiary.

“Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the Original Warrantholder, entered or to be entered into by and among Silicon Valley Bank, the Borrower, the Company and the Original Warrantholder.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement among the Company, and the Shareholders listed on the schedules thereto, entered into on 17 August 2017, as amended from time to time.

“Joinder Agreement” means a joinder agreement to this Agreement in substantially the form set out in Schedule 5 (Joinder Agreement).

“Lead Organization” means the European Union, the United Nations, the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force and the Organization for Economic Cooperation and Development.

“Listing” means the admission of:

(a)	any Shares (or the shares in any company or vehicle created by the Shareholders for such purposes); or

(b)

any shares of the Shareholders or any Holding Company of the Company (or the shares in any company created by the holders of the first mentioned shares for such purposes), to trading on any recognised investment exchange.

“Loan” has the meaning set out in the Finance Contract.

“Objection Period” means 15 Business Days from delivery of the draft Warrantholder’s Notice of Cancellation.

“Obligor” means the Company.

“Party” means a party to this Agreement.

“Put Option” means the Original Warrantholder’s right (but not the obligation) to require the Company to cancel or purchase any Warrant in consideration of the payment by the Company to the Warrantholder of the Termination Fee, exercisable one time at any time and in the Original Warrantholder’s sole discretion following the occurrence of an Event (including, for the avoidance of doubt, at any time after the Facility A Maturity Date).

“Recipient” means the recipient detailed in the relevant Warrant Exercise Notice.

“Sale” means:

(a)	a Group Asset Sale; or

(b)	a Company Share Sale.

“Shareholder” means any person or entity holding, at any time, Shares, which at the date of this Agreement are the holders of the issued and outstanding Shares of the Company listed on Schedule 1 (Shareholders) hereto.

“Shares” means the issued shares of any class in the share capital of the Company or, as applicable, shares of any class in the share capital of the Company to be issued, at any given point in time.

“Strike Price” means $0.0001 for each Warrant Share.

“Subsidiary” means in relation to a person, an entity over which that person has direct or indirect Control or in respect of which such person owns directly or indirectly more than 50% (fifty per cent.) of the voting capital or similar right of ownership.

“Supporting Calculations” means the basis of calculation, assumptions and working papers used to determine the Fair Market Value of any Warrant or Warrant Share.

“Termination Fee” means the fee payable by the Company to the Warrantholder following the delivery of the Warrantholder’s Notice of Cancellation, being an amount equal to the lesser of (a) the Fair Market Value of that Warrant, and (b) EUR 10,000,000 for the Warrants issued in connection with Facility A under the Finance Contract, and EUR 10,000,000 for the Warrants issued in connection with Facility B under the Finance Contract; provided that the Warrantholder may keep, or without restriction sell, transfer, or exercise Warrants representing the amount of Fair Market Value in excess of EUR 10,000,000 for the Warrants issued in connection with Facility A under the Finance Contract, and EUR 10,000,000 for the Warrants issued in connection with Facility B under the Finance Contract.

“Tranche” has the meaning set out in the Finance Contract.

“USD” means United States Dollars, the lawful currency of the United States of America.

“Warrant Exercise Notice” means a notice in writing informing the Company of the Warrantholder’s exercise of its rights under any or all of the Warrants then outstanding and exercisable, setting out the full name and address of each Recipient to whom the Warrantholder wishes to have the Warrant Shares issued in accordance with the terms of this Agreement, and being accompanied by:

(a)	a remittance to the Company for the total Strike Price for the relevant number of Warrant Shares; or

(b)

(in the case of the Original Warrantholder) a written direction from the Original Warrantholder to the Company to apply any sums due and owing by the Company to the Original Warrantholder under the Finance Contract in satisfaction of a corresponding amount of the Warrantholder’s liability to pay the Strike Price for the relevant number of Warrant Shares.

“Warrant Sale” means, in relation to any Warrant:

(a)

a sale, assignment, transfer or other disposal of that Warrant by the Warrantholder to any person or persons selected by the Warrantholder in accordance with and as contemplated by clause 11.4 (Assignment and Joinder Agreement); or

(b)

the exercise of that Warrant by the Warrantholder where the Warrantholder nominates a person (other than the Warrantholder or one of its Affiliates) to whom the corresponding Warrant Share is to be directly issued.

“Warrant Sale Option” means the right of the Warrantholder to carry out a Warrant Sale in relation to a Warrant.

“Warrant Share” means each Common Share to be issued upon the exercise of a Warrant.

“Warrantholder” means:

(a)	the Original Warrantholder; and

(b)	any person or persons to whom any Warrant (and any related rights) is at any time sold, assigned, transferred or otherwise disposed pursuant to clause 11.4 (Assignment and Joinder Agreement),

and only for so long as each of the foregoing holds any Warrant (and any related rights).

“Warrantholder’s Notice of Cancellation” means a notice of cancellation served by the Warrantholder on the Company in substantially the form set out in Schedule 3 (Warrantholder’s Notice of Cancellation).

“Warrants” means the right (but not the obligation) to subscribe for Warrant Shares pursuant to the terms of this Warrant Agreement.

“Warrants Certificate” means each of the physical certificates, duly signed by an authorized signatory, issued by the Company and registered on its books representing the Warrants issued pursuant to paragraph 2.1(b)(i), in each case substantially in the form set out in Schedule 2 (Warrants Certificate).

1.2	Interpretation

Unless a contrary indication appears, a reference in this Agreement:

(a)	to this Agreement or any other agreement or instrument is a reference to this Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated at any time;

(b)	to clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;

(c)

in a clause or schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that clause or schedule, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(d)	to a statute or statutory provision includes a reference to any subordinate legislation and is a reference to:

(i)

that statute, statutory provision or subordinate legislation as modified, consolidated, superseded, re-enacted, re-numbered, or replaced (whether with or without modification) from time to time after the date of this Agreement; and

(ii)	any statute, statutory provision or subordinate legislation which it consolidates, supersedes, re-enacts or replaces (whether with or without modification);

(e)

to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution, foundation or trust (whether or not having a separate legal personality);

(f)

to a Party will be deemed to be a reference to any successor to such Party or to any person or persons to whom that Party assigns or otherwise transfers any or its rights and/or obligations under this Agreement in accordance with this Agreement;

(g)	to the Warrantholder in the context of any Warrant or related Warrant Share means the person or persons within the definition of “Warrantholder” who at that time holds or hold that Warrant;

(h)	to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;

(i)

to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept or thing which is specific to a particular jurisdiction shall, in respect of any other jurisdiction, be deemed to be a reference to whatever most closely equates to that legal term in the relevant jurisdiction; and

(j)	to “including” or “includes” does not limit the scope of the meaning of the words preceding it but shall be taken as meaning “including without limitation” or “includes without limitation”.

1.3	The schedules form part of this Agreement and a reference to “this Agreement” includes its schedules.

1.4	The recitals, index and headings in this Agreement do not affect its interpretation.

1.5	Notwithstanding any provision to the contrary in this Agreement:

(a)	this Agreement is subject to, has the benefit of and shall be read in accordance with the terms of the Intercreditor Agreement; and

(b)	the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

2.	THE WARRANTS

2.1	Issuance of the Warrants

(a)	Before Completion:

(i)

the Board of Directors must approve the board resolution, in form and substance satisfactory to the Original Warrantholder, which resolves, among other matters, to issue the Warrants to the Original Warrantholder, and to amend the Articles so as to increase the Company’s authorized shares, if necessary, to be issued pursuant to the terms of this Agreement; and

(ii)

if necessary, the Company will cause the required Shareholders to approve a shareholder resolution, in form and substance satisfactory to the Original Warrantholder, which resolves, among other matters amend the Articles to increase the number of authorized shares in relation to the subscription of the Warrants by the Warrantholder and of the issue and subscription by the Original Warrantholder of the Warrant Shares pursuant to the terms of this Agreement.

(b)	On Completion:

(i)

the Company undertakes to issue to the Original Warrantholder the Warrants, exercisable at any time following issuance, on the terms and subject to the conditions set out in this Agreement and which shall entitle the Original Warrantholder to subscribe for, subject to clause 2.3 (Anti-dilution), (i) such number of Warrant Shares representing 454,899 (as adjusted for stock splits, stock dividends, combinations, reclassifications, and the like) of the Company’s Common Shares, which comprise 1% of the Fully Diluted Share Capital of the Company (after taking into account the issuance of the Warrants) as of the date of this Agreement, issued in connection with Facility A under the Finance Contract, and (ii) such number of Warrant Shares (as adjusted for stock splits, stock dividends, combinations, reclassifications, and the like) of the Company’s Common Shares which comprise 1% of the Fully Diluted Share Capital of the Company (after taking into account the issuance of the Warrants) as of the date of this Agreement, issued in connection with Facility B under the Finance Contract; and

(ii)	the Company shall deliver an original copy of the Warrants Certificate in respect of the Warrants.

(c)	The Warrants will have the following main features:

(i)	one Warrant entitles the Warrantholder to one Warrant Share;

(ii)	the Warrants may be exercised for the Strike Price at any time following issuance; and

(iii)	the Warrant term is indefinite;

(iv)	the Warrants shall be issued free from Encumbrances and from pre-emptive rights of the Shareholders.

(d)	The Warrant Shares issued pursuant to the exercise of the Warrants shall:

(i)	be credited as fully paid;

(ii)	rank at least pari passu in all respects, from the effective date of issue, with the Company’s Common Shares in issue at such date;

(iii)	be entitled to all dividends and distributions; and

(iv)	otherwise have the same rights and privileges as the Company’s Common Shares set out in the Articles.

(e)

For the avoidance of any doubt, the Warrants shall be issued and delivered to the Warrantholder prior to the disbursement of any funds in connection with Facility A and Facility B under the Finance Contract.

2.2	Fractional entitlements

If the number of Warrants to be exercisable to the Warrantholder would result in a fraction of a Warrant, the number of Warrants to be issued shall be rounded up to the nearest whole number.

2.3	Anti-dilution

(a)	The Company must notify the Warrantholder of any Adjustment Event.

(b)

If the Company consummates an Adjustment Event that occurs at a pre-money valuation below USD 320,000,000 (the “Dilutive Issuance”), the number of Warrant Shares shall be proportionally adjusted, at no additional cost to the Warrantholder, such that the Company’s Common Shares (on an as-converted basis) issuable upon the exercise of the Warrant are sufficient to maintain the Warrantholder’s ownership percentage of 2% of the Company’s Fully Diluted Share Capital, with 1% issued in connection with Facility A under the Finance Contract, and 1% issued in connection with Facility B under the Finance Contract (the “Warrant Adjustment”). For the avoidance of any doubt, this Warrant Adjustment shall be in addition to, and not in lieu of, any adjustments and dilution protections provided for in the Warrant Certificate. Notwithstanding anything else herein to the contrary, no issuance of Carve Out Stock will be deemed a Dilutive Issuance and shall not result in any Warrant Adjustment (the “Carve Out Stock Exception”).

(c)

The anti-dilution protection set out in paragraph 2.3(b) above shall not apply if (i) the Company consummates an Adjustment Event to sell and issue additional shares of its capital stock (or any options or warrants to purchase such shares) for the purpose of raising capital with a pre-money valuation that is higher than USD 320,000,000; and, (ii) concurrently, the Company provides satisfactory evidence to the Warrantholder that the proceeds resulting from the issuance of new Shares are to be applied substantially to the growth of the business of the Company. For clarity, the Carve Out Stock Exception shall also apply to this paragraph 2.3(c) and shall not result in any Warrant Adjustment.

(d)

If the percentage of Fully Diluted Share Capital of the Company represented by the Warrants (and any Warrant Adjustment made pursuant to paragraph 2.3(b) above) is lower than 2%, with 1% linked to Facility A under the Finance Contract and 1% linked to Facility B under the Finance Contract, as a result of any issuances or Adjustment Events that are not Dilutive Issuances, then any Warrant Adjustment under paragraph 2.3(c) shall apply only to maintain the percentage of Fully Diluted Share Capital of the Company represented by the Warrants immediately prior to the issuance or Adjustment Event triggering such Warrant Adjustment. As an example, if the Warrants represent 1.5% of the Fully Diluted Share Capital of the Company as a result of issuances of Carve Out Stock (i.e., no Warrant Adjustment was made because of the Carve Out Stock Exception), then any Warrant Adjustment made under paragraph 2.3(c) shall be limited to 1.5% of the Fully Diluted Share Capital of the Company.

(e)

For the avoidance of doubt, (i) no Warrant Adjustment will result in a decreased number of shares exercisable under the Warrant, and (ii) this clause 2.3 (Anti-dilution) is without prejudice to the consequences of a Change-of-Control Event under and as defined in the Finance Contract.

3.	EVENTS

3.1	Notification of Events

(a)

Each Obligor shall promptly inform the Warrantholder if an Event has occurred or is likely to occur (having regard to the relevant facts or circumstances at the time) by serving an Event Notification on the Warrantholder.

(b)

If the Warrantholder has reasonable cause to believe that an Event is about to occur, the Warrantholder may request the Obligors to consult with it. Such consultation shall take place within 10 days from the date of the Warrantholder’s request. After the earlier of:

(i)	the lapse of 10 days from the date of such Warrantholder’s request (if the Company has confirmed during such consultation that the anticipated Event or Event Date will occur); or

(ii)	at any time thereafter, upon the occurrence of the anticipated Event, the Obligors will be deemed to have served an Event Notification.

3.2	Ongoing Information about Events

Following service (or deemed service) of an Event Notification, the Obligors shall keep the Warrantholder informed in a timely manner of any and all material developments in relation to that Event, or anticipated Event and provide the Warrantholder in a timely manner with any information of which it becomes aware that might reasonably be required by the Warrantholder in order for the Warrantholder to calculate the Fair Market Value of the Warrants and the Warrant Shares by reference to such Event.

3.3	Notice if Event unlikely to occur

If, following service (or deemed service) of an Event Notification, it becomes apparent to any Obligor that the Event in question will not take effect, that Obligor shall as soon as practicable give written notice of that fact to the Warrantholder.

4.	WARRANT SETTLEMENT

4.1	Exercise of Warrant

(a)

At any time following issuance of the Warrants, the Warrantholder may physically exercise the Warrants in full or in part by nominating itself as the person (or one of its Affiliates) to whom the corresponding Warrant Share is to be issued.

(b)	Any Warrant may be physically exercised at the sole discretion of the Warrantholder by the Warrantholder serving upon the Obligor, a Warrant Exercise Notice with the relevant accompaniments.

(c)	Once lodged in accordance with paragraph (b) above, a Warrant Exercise Notice is irrevocable except with the consent of the Company.

4.2	Warrant Sale Option

(a)	At any time after the occurrence of an Event, the Warrantholder has the right to exercise a Warrant Sale Option in respect of all or part of the Warrants.

(b)

If in relation to any Warrant the Warrantholder has exercised the Put Option and the Termination Fee is not, for whatever reason, paid to the Warrantholder in accordance with, and within the time frame set out in, clause 4.3 (Put Option) or the Fair Market Value is greater than the amount of the Termination Fee, a Warrant Sale can be made by the Warrantholder without compliance with any of the conditions set out in this clause 4.2 (Warrant Sale Option). The exercise of any Warrant Sale Option shall be without prejudice to any remedies the Warrantholder may otherwise have in respect of the Company’s breach of its obligation to pay the Termination Fee under paragraph (f) of clause 4.3 (Put Option), save that this paragraph (b) shall apply.

4.3	Put Option

(a)

The Company irrevocably grants the Put Option to the Warrantholder on the terms set forth in this Agreement. The Put Option may be exercised one time by the Warrantholder at its sole discretion in relation to any Warrant on and at any time after the occurrence of an Event (including, for the avoidance of doubt, at any time after the Facility A Maturity Date).

(b)

The Put Option shall be exercised by the Warrantholder serving upon the Company a draft Warrantholder’s Notice of Cancellation which upon being served is irrevocable except with the consent of the Company. Notwithstanding the foregoing, the Put Option shall automatically be exercised, without notice of further action by any party, upon a Bankruptcy or Insolvency Event.

(c)

The Warrantholder shall specify the Fair Market Value of the relevant Warrants and Warrant Shares and the aggregate Termination Fee in respect of the relevant Warrants in the draft Warrantholder’s Notice of Cancellation, such calculations to be based on the valuation as set forth in Schedule 4 (Expert Determination) (taking into account any adjustment under clause 2.3 (Anti-dilution)), together with the Supporting Calculations.

(d)

The Company shall have the Objection Period to agree or dispute the Warrantholder’s calculation of the Fair Market Value of the relevant Warrants and Warrant Shares and/or the aggregate Termination Fee in respect of the relevant Warrants as set out in the Supporting Calculations. If by the end of the Objection Period:

(i)

the Company has not delivered a notice in writing to the Warrantholder disputing the Fair Market Value of the relevant Warrants and Warrant Shares and/or the aggregate Termination Fee in respect of the relevant Warrants, the Company shall be deemed to have agreed the Fair Market Value of the relevant

Warrants and Warrant Shares and the aggregate Termination Fee in respect of the relevant Warrants specified in the draft Warrantholder’s Notice of Cancellation, and the draft Warrantholder’s Notice of Cancellation shall automatically become final and binding on the Parties; or

(ii)

the Company has delivered a notice in writing to the Warrantholder disputing the Fair Market Value of the relevant Warrants and Warrant Shares and/or the aggregate Termination Fee in respect of the relevant Warrants, either or both of the Warrantholder and the Company shall refer the matter to the Expert for determination in accordance with Schedule 4 (Expert Determination), then, in the case of paragraph (ii) above, within five (5) Business Days of the Expert’s decision, the Warrantholder must deliver to the Company a revised Warrantholder’s Notice of Cancellation (together with the Supporting Calculations) incorporating such adjustments, if any, as have been determined by the Expert. The revised Warrantholder’s Notice of Cancellation will supersede the initial draft Warrantholder’s Notice of Cancellation and will be final and binding on the Parties from the date of its delivery to the Company provided that it reflects the changes that have been determined by the Expert.

(e)

Within ten (10) Business Days of the Warrantholder’s Notice of Cancellation becoming final and binding in accordance with this clause 4.3 (Put Option), the Company must pay the aggregate Termination Fee in respect of the relevant Warrants in cash by electronic transfer of funds for same day value to such bank account as the Warrantholder has specified in the Warrantholder’s Notice of Cancellation, whereupon the relevant Warrants will be cancelled and be of no further force and effect.

(f)

If the Company fails to pay the aggregate Termination Fee pursuant to this clause 4.3, then Paragraph 4.3 of the Finance Contract relating to the interest on overdue sums shall apply to any overdue Termination Fee.

5.	WARRANTHOLDER RIGHTS

5.1	Tag Along

(a)

The provisions concerning the Right of Co-Sale (as defined in the First Refusal Agreement) set out in Section 2.2 of the First Refusal Agreement (or a corresponding amended provision or a provision replacing such provision) shall apply mutatis mutandis in respect of the Warrants, save that the Warrantholder shall not be obliged to (i) give any warranty or indemnity to the purchaser(s) or any other party, and (ii) accept any other consideration for its Warrants or Warrant Shares than cash or other equivalent monetary instruments; provided, that the Warrantholder’s rights pursuant to this Section 5.1 shall be deemed waived if the Right of Co-Sale is waived pursuant to the terms of the First Refusal Agreement.

(b)

If the Company is unable to provide the Right of Co-Sale to the Warrantholder pursuant to paragraph (a) above, then the Company will have the obligation to buy back the Warrants at the Fair Market Value determined upon exit, or shall negotiate with any new Shareholders that the Warrants be acquired at the same Fair Market Value, on as-converted basis, with payment to be made within three (3) Business Days of the completion of the event giving rise to the Right of Co-Sale.

5.2	Listing

(a)	The Company may only proceed with a Listing of its Shares if, as part of the terms of the Listing, a listing or quotation is obtained for the class of Shares which the Warrant Shares is a part.

(b)

In the event of a Listing by a person other than the Company (including for the avoidance of doubt any new Holding Company of the Company), each Obligor shall ensure that all Warrants in issue are at the latest with effect as of the Listing:

(i)

exchanged for immediately exercisable warrants issued by the relevant person whose shares are being admitted to trading in connection with the Listing giving rights to the Warrantholder to subscribe to shares in that person in such amounts and on such terms specified by the Warrantholder (acting reasonably) which, to avoid doubt, should as nearly as possible reflect the number and terms relating to the Warrants Shares to which the Warrantholder is entitled in accordance with the provisions of this Agreement; or

(ii)

at the sole discretion of the Warrantholder, deemed exercised and exchanged for shares in the relevant person whose shares are being admitted to trading in connection with the Listing in such amounts and on such terms specified by the Warrantholder (acting reasonably) which, to avoid doubt, should as nearly as possible reflect the number and terms relating to the Warrants Shares to which the Warrantholder is entitled in accordance with the provisions of this Agreement, and the Obligor undertakes that prior to any Listing, they will take such steps as are reasonably required in order to exchange any Warrants or Warrant Shares that are capable of being exercised (or which have been deemed to have been exercised) under this Agreement for shares in the relevant person whose shares are being admitted to trading in connection with the Listing.

(c)

The Warrantholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial Listing and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash or otherwise. The foregoing provisions shall only be applicable to the Warrantholder if all of the Company’s officers and directors and holders of 1% or more of the Company’s outstanding stock enter into similar agreements. In the event that any director or officer, or any holder of 1% or more of the Company’s outstanding stock are released from his, her or its lock-up agreement pursuant to this paragraph 5.2(c), the Company will use its best efforts to cause the underwriters to release the Warrantholder pro rata; provided, however, that neither the Company nor the underwriters shall be required to comply with such pro rata release of the Warrantholder if the Company’s board of directors determines that such director or officer, or holder of 1% or more of the Company’s outstanding stock is experiencing financial hardship and has no other reasonably available sources of liquidity. The underwriters in connection with the Company’s initial Listing are intended third party beneficiaries of this paragraph 5.2(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Warrantholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial Listing that are consistent with this paragraph 5.2(c) or that are necessary to give further effect thereto, subject to customary exceptions contained therein. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares of the Warrantholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. For the avoidance of any doubt, the provisions of this paragraph 5.2(c) will in no way affect, limit, or prevent the Original Warrantholder’s rights to exercise the Put Option at any time in its sole discretion following the occurrence of an Event.

5.3	Third Party Offers.

(a)

If the Company becomes aware of a bona fide offer to purchase Shares (whether involving a formal offer by way of an offer document, an invitation to join a transaction to be evidenced by a sale and purchase agreement or otherwise) is made to the Shareholders of more than (i) 50% (fifty per cent) of the Shares or (ii) 50% (fifty per cent) of the Shareholders, the Company shall:

(i)	immediately upon becoming aware of the offer, give notice of the offer to the Warrantholder:

(1)	specifying the number of shares proposed to be sold;

(2)	naming the potential buyer;

(3)	specifying the price and terms of such proposed offer; and

make commercially reasonable efforts to ensure that the Warrantholder is treated as a Shareholder as if it had exercised the Warrants then outstanding and exercisable.

(b)

For the avoidance of doubt, if any consideration is receivable by any Shareholders pursuant to the sale referred to in paragraph (a) above, the Company shall use commercially reasonable efforts to procure that the Warrantholder receives the same consideration it would have been entitled to receive had it been the shareholder of the Warrant Shares following an exercise of those Warrants, after deducting the Strike Price in respect of those Warrant Shares. If the Warrantholder is to exercise the Warrants in order to sell such Warrant Shares in such transaction, the exercise will be effective immediately prior to the consummation of the transaction, and in no event earlier than twenty-four hours prior to the effective time of the closing of such transaction, for subsequent sale to a known purchaser. The Company agrees to cooperate with the Warrantholder and use its commercially reasonable best efforts to ensure that the Warrant exercise occurs within these parameters and does not violate any statutory limitations or regulations to which the Warranholder may be subject regarding shareholding or warrant exercise.

6.	ISSUE OF WARRANT SHARES

6.1	Issue

Any Warrant Shares to be issued under this Agreement shall be issued by the Company to the Recipient no later than two (2) Business Days after that Warrant Exercise Notice was lodged pursuant to paragraph (b) of clause 4.1 (Exercise of Warrant) and the Company shall deliver original copies of the share certificates (or the e-shares equivalent if the Company is uncertificated) in respect of such Warrant Shares to the Recipient within that two (2) Business Days period.

6.2	Registration

Immediately after the exercise of the relevant Warrant Shares, the Company shall enter the name of the Recipient(s) in the Company’s register of shareholders as the holder of the relevant Warrant Shares and provide the Recipient of evidence of such.

7.	REPRESENTATIONS AND UNDERTAKINGS

7.1	Representations of the Obligor

(a)	Each Obligor represents and warrants to the Warrantholder on the date of this Agreement and as of the date of issuance of any subsequent Warrants that:

(i)	the Company has full power and authority to enter into and perform this Agreement in accordance with its terms;

(ii)	the Company has the authority to grant the Warrants in accordance with the terms of this Agreement;

(iii)

the Company will, at such time as any Warrant is issued, have authority to issue the corresponding Warrant Share and the Company will have authority to issue the Warrant Shares in accordance with Applicable Law, the Articles and the applicable Board of Director and Shareholder resolutions; and

(iv)	the Company will have full corporate power and capacity and has obtained all corporate approvals to pay the Termination Fee or any part thereof as and when due.

(b)	Further, each Obligor represents and warrants to the Warrantholder on the date of this Agreement and at the time of Completion:

(i)	Except for:

(1)	the warrants issued to Silicon Valley Bank to purchase 23,940 Common Shares,

(2)	the warrants issued to Silicon Valley Bank to purchase 32,412 Common Shares,

(3)	the warrants issued to SVB Financial Group to purchase 104,848 Common Shares,

(4)	the warrants issued to WestRiver Mezzanine Loans—Loan Pool V, LLC to purchase 104,847 Common Shares,

(5)	the warrants issued to In-Q-Tel to purchase 86,129 shares of the Company’s Series C Preferred Stock, par value $0.0001 per share,

(6)	$42,333,647.11 in convertible notes,

(7)	the conversion privileges of the Company’s preferred stock,

(8)	the outstanding options issued, and any options and/or securities of the Company to be issued to the Company’s current and former employees or consultants, pursuant to the Company’s Stock Plan, and

(9)	except as set forth in the Investors’ Rights Agreement,

no other warrants, options or other rights for the issue of Shares have been granted by the Company;

(ii)	the issue of any Warrant Shares will not, at such time as the Warrant Shares are issued, be subject to any pre-emption pursuant to Applicable Law, the Articles or otherwise;

(iii)	the capitalization table set out in Schedule 6 (Capitalization Table) is true, correct, and complete.

7.2	Representations of the Warrantholder

(a)

The Warrantholder has full power and authority to enter into and perform this Agreement in accordance with its terms. Any Warrantholder that is a corporation, partnership, or trust represents that it has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Company.

(b)

The Warrantholder understands that the Warrant covered hereby involves substantial risk. The Warrantholder (a) has experience as an investor in unregistered securities, (b) has sufficient knowledge and experience in financial and business affairs that the Warrantholder is capable of evaluating the risks and merits of its investment in the Warrants and Warrant Shares and (c) has the ability to bear the economic risk of the Warrantholder’s investment in the Warrants and Warrant Shares.

(c)	The Warrantholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended.

7.3	Positive undertakings

For so long as any Warrants remain exercisable or outstanding, the Company undertakes to the Warrantholder to:

(a)	take all acts at its own initiative or upon reasonable request from the Warrantholder in order to implement or facilitate any of the transactions contemplated in this Agreement, in particular for:

(i)	the grant of the Warrantholder’s rights under this Agreement;

(ii)	the grant of the Warrants; and

(iii)

the Warrant Shares to be issued to the Warrantholder following exercise of the Warrants, irrespective of whether the Strike Price is satisfied in cash or via set-off (in relation to amounts owing by the Company to the Warrantholder including (in relation to the Original Warrantholder) under the Finance Contract) free from pre-emption rights and any Encumbrance;

(b)

notify the Warrantholder as soon as reasonably practicable of, and in any event at least five (5) days before, any issue of Shares that would trigger anti-dilution right of the Warrantholder pursuant to clause 2.3 (Anti-dilution); and

(c)	notify the Warrantholder as soon as reasonably practicable of any amendments to the Articles.

7.4	Negative undertakings

For so long as any Warrants remain exercisable or outstanding, no Obligor shall, except with the written consent of the Warrantholder:

(a)

take any action that may result in any Warrants not being exercisable or the Warrant Shares not being issuable in the terms set out in this Agreement, including revoking any authority granted to any corporate body of the Company to issue the Warrants or the Warrant Shares;

(b)

provided that any amounts under the Loan remain outstanding, convert the Company into an entity of another form under any jurisdiction other than for the purposes of and in preparation for a Listing, unless such conversion is permitted under the Finance Contract; provided, however, that in no event shall any such conversion be permitted if the resulting entity will be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organization in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; or; or

(c)

make any issue, grant or Distribution or take any other action if, on the exercise of any of the Warrants or the issue of the Warrant Shares, the effect of such issue, grant or Distribution would result in Warrant Shares being issued in a manner different from the one contemplated herein.

7.5	Investors’ Rights Agreement

The Company and Warrantholder agree that:

(a)	in the event of any inconsistency between the terms of this Agreement and of the Investors’ Rights Agreement and/or other Company shareholder agreements, the terms of this Agreement shall prevail; and

(b)	the Warrantholder is not a party, and is not required to be a party, to the Investors’ Rights Agreement and, therefore, it shall not be bound by any provision of the Investors’ Rights Agreement.

8.	WINDING UP OF THE COMPANY

8.1

If, at any time any Warrants remain exercisable or outstanding, an order is made, or an effective resolution is passed for the liquidation, winding up or dissolution of the Company or for any other dissolution of the Company by operation of law:

(a)	the Company shall immediately send to the Warrantholder a written notice stating that such an order has been made or resolution has been passed or other dissolution is to be effected; and

(b)

to the extent permitted by Applicable Law, the Warrantholder will be entitled to receive out of the Company’s assets which would otherwise be available in the liquidation to the holders of Shares, the amount it would have received under the Articles had it been the holder of the Warrant Shares to which it would have become entitled by virtue of an exercise of all outstanding Warrants.

(c)	Notwithstanding the foregoing, the Put Option shall automatically be exercised, without notice of further action by any party, upon a Bankruptcy or Insolvency Event.

8.2	Subject to compliance with clause 2.1 (Issuance of the Warrants) and 8.1 (Winding up of the Company), this Agreement will lapse on liquidation of the Company.

9.	TERMINATION

This Agreement ceases to have effect when the Warrantholder has exercised all of the Warrants, or when all the Warrants have been cancelled in accordance with the terms of this Agreement.

10.	INTEREST ON OVERDUE SUMS; PAYMENTS

10.1

If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to 3% (300 basis points), and shall be payable in accordance with the demand of the Original Warrantholder.

10.2

If the overdue amount is in a currency other than the currency of the Loan (as defined in the Finance Contract), the relevant interbank rate that is generally retained by the Original Warrantholder for transactions in that currency plus 3% (300 basis points) shall apply, calculated in accordance with the market practice for such rate.

10.3	Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and the number of days elapsed.

10.4	Any sum payable by the Company under this Agreement shall be paid promptly to such account as notified by the Original Warrantholder to the Company in writing.

10.5

Any disbursements by and payments to the Original Warrantholder under this Agreement shall be made using account(s) acceptable to the Original Warrantholder. Any account in the name of the Company held with a duly authorized financial institution in the jurisdiction where the Company is incorporated or where the Investment (as defined in the Finance Contract) is undertaken is deemed acceptable to the Original Warrantholder.

10.6	All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

11.	ASSIGNMENT AND JOINDER AGREEMENT

11.1

Except as provided in clauses 11.2, 11.4 and 11.6 or where otherwise consented to by the Parties in writing, no Party may assign, transfer, charge or deal in any other manner with any of its rights or obligations under this Agreement.

11.2	Without prejudice to the Applicable Law, the Articles and the consequences of a Change-of-Control Event under and as defined in the Finance Contract:

(a)	a transfer by the Warrantholder of any of the Warrants held by it; or

(b)	the issue of Warrants by the Company to any person who is not a Party,

shall not occur until:

(i)

the intended new holder of such Warrants adheres to this Agreement by entering into a Joinder Agreement, which will not require counter-signature by any other Party other than the Company and the intended new holder of such Warrants in order to become effective in relation to all Parties;

(ii)	the Company has served written notice on the Warrantholder confirming that such Joinder Agreement has been entered into (together with an executed copy of the Joinder Agreement); and

(iii)

the Original Warrantholder is satisfied that the new holder of Warrants is not an entity incorporated or located in a country which is a jurisdiction backlisted by any Lead Organization in connection with activities such as money laundering, financing of terrorism, tax fraud, tax evasion or harmful tax practices, as such backlist may be amended from time to time.

11.3

The Company agrees that it shall not issue or register any transfer to any intended new holder of any Warrants in its share register where those Warrants have been transferred or issued in breach of this clause 11 (Assignment and Joinder Agreement).

11.4	The Original Warrantholder agrees not to transfer the Warrants (other than to Affiliates) prior to the Final Availability Date unless an Event has occurred.

11.5

Subject to clause 4.2 (Warrant Sale Option), the Warrantholder may sell, assign, transfer or otherwise dispose of that Warrant to any person or persons and/or all or any of its rights and/or obligations under this Agreement relating to that Warrant, including, for the avoidance of any doubt, any rights under clause 4.3 (Put Option).

11.6

At the Warrantholder’s request the Company shall provide to a potential purchaser such information about the Company and/or the Group as the Warrantholder may reasonably request, including reasonable access to the Company’s management, staff and Directors as necessary or desirable.

12.	BUSINESS DAYS

Any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

13.	AMENDMENT

Any amendment to this Agreement shall be made in writing and shall be signed by the Parties. For the avoidance of doubt, any accession to this Agreement pursuant to 11.2 (Assignment and Joinder Agreement) shall not be deemed to be an amendment to this Agreement.

14.	WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

15.	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

16.	INVALIDITY

If, at any time, any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.

17.	NO PARTNERSHIP

Nothing in this Agreement constitutes a partnership between the Parties or constitutes any Party as agent of another Party for any purpose whatever and no Party has authority or power to bind the other or to contract in the name of or create liability against another Party in any way or for any purpose.

18.	NOTICES

18.1

Notices and other communications given under this Agreement addressed to a Party shall be made to the address or fax number as set out below, or to such other address or fax number as a Party previously notifies to the other Parties in writing:

(a)	For the Original Warrantholder

Attention:	OPS/ENPST/3-GC&IF
Address:	98-100 boulevard Konrad Adenauer L-2950 Luxembourg
Email address:	OPS_ENPST-3@eib.org

(b)	For the Company

Attention:	Attention: Legal Department
Address:	Spire Global, Inc. 251 Rhode Island Street, Suite 204 San Francisco, CA 94104

Email address:	legal@spire.com

(c)	For any Warrantholder other than the Original Warrantholder, such address, attention and fax number as that Warrantholder may notify the other Parties.

18.2	Any notice or other communication given under this Agreement must be in writing and in the English language.

18.3

Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or fax. Such notices and communications shall be deemed to have been received by the relevant Party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a fax.

18.4	Other notices and communications may be made may be made by hand delivery, registered letter, fax or e-mail.

18.5

Without affecting the validity of any notice delivered by fax or e-mail according to the paragraphs above, a copy of each notice delivered by fax or e-mail as applicable shall also be sent by letter to the relevant Party on the next Business Day at the latest.

18.6

Notices issued by any Obligor pursuant to any provision of this Agreement shall, where required by the Warrantholder, be delivered to the Warrantholder together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of that Obligor and the authenticated specimen signature of such person or persons.

19.	COSTS

Except as provided in section 20.3 below, each party shall bear their own costs and expenses, including legal, accountancy and other advisers and any exchange charges, incurred in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement or any ancillary documents, any amendment, supplement or waiver in respect of this Agreement or any ancillary document.

20.	TAXES, DUTIES AND FEES

20.1

The Company shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement or any ancillary document, except for any Luxembourg registration or stamp duties (droits d’enregistrement) and other similar taxes payable as a result of a voluntary registration of this Agreement (or any Warrant or any other document in connection therewith) by the Warrantholder with a public authority (autorité constituée) (including the Administration de l’Enregistrement et des Domaines) in Luxembourg.

20.2

The Obligor shall pay all amounts due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Warrantholder so that after withholding or deduction, the net amount received by the Warrantholder is equivalent to the sum due.

20.3

All legal costs incurred by the Original Warrantholder, including local counsel, shall be borne by the Company and payable as a condition precedent to the disbursement of the Tranche associated with Facility A under the Finance Contract.

21.	EUR

Payments to be made by any Obligor shall be made in EUR, unless otherwise agreed in writing with the Warrantholder.

22.	SET-OFF

22.1	All payments to be made by an Obligor under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.2

A Warrantholder may set off any matured obligation due from an Obligor (to the extent beneficially owned by that Warrantholder) against any matured obligation owed by that Warrantholder to that Obligor (including, without limitation, the Strike Price), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Warrantholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Warrantholder may set off in an amount estimated by it in good faith to be the amount of that obligation.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

24.	FURTHER ASSURANCE

Each Obligor shall, at its cost, execute all documents and do all acts and things as the Warrantholder might reasonably consider necessary or desirable for the purpose of giving the Warrantholder the full benefit of all the provisions of this Agreement.

25.	THIRD PARTY RIGHTS

Except as set forth in paragraph 5.2(c), a person who is not a Party hereto is not entitled to any rights under this Agreement.

26.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Parties in relation to the grant of the Warrants and the issue of Warrant Shares, and supersedes any previous agreement, whether express or implied, on the same matter.

27.	GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY

27.1

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any to principles of conflicts or choice of law.

27.2

Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware sitting in New Castle County and of the United States District Court of the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable law, that all claims in respect of any such action or proceeding may be heard and determined in such Delaware state court or in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27.3

EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR LITIGATION ARISING OUT OF, OR IN CONNECTION WITH , OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

[The remainder of this page is intentionally left blank. Signatures to follow.]

SCHEDULE 1

SHAREHOLDERS

SCHEDULE 2

FORM OF WARRANTS CERTIFICATE

[See attached]

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION, AND THE REQUIREMENTS OF SECTIONS 5.3 AND 5.4 BELOW ARE SATISFIED.

COMMON STOCK WARRANT

Company: SPIRE GLOBAL, INC., a Delaware corporation, d/b/a Spire Global

Number of Shares of Common Stock: [            ]

Warrant Price: $0.0001 per share

Issue Date: [            ]

Credit Facility: This Common Stock Warrant (this “Warrant”) is issued in connection with that certain Finance Contract, dated as of July 24, 2020, by and among Spire Global, Inc. (the “Company”), Spire Global Luxembourg S.à.r.l. (the “Borrower”), and The European Investment Bank (the “Bank”), and pursuant to that certain Warrant Agreement, dated as of August 20, 2020, by and among the Company, the Borrower, and the Bank (the “Warrant Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in the Warrant Agreement.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, THE EUROPEAN INVESTMENT BANK (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to acquire the number of fully paid and non-assessable shares of the above-stated common stock (the “Common Stock”) of the Company at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant and the Warrant Agreement.

SECTION 1. EXERCISE.

1.1    Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Warrant Exercise Notice in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being acquired.

1.2    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y*(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3    Fair Market Value. If the Company’s Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Warrant Exercise Notice to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant. Within five (5) Business Days after the Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a loss affidavit and indemnity reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6    Treatment of Warrant Upon a Sale of the Company or Change-of-Control Event.

(a)    Upon the closing of any Sale or Change-of-Control Event (collectively, an “Acquisition”) the acquiring, surviving or successor entity shall assume the obligations of this Warrant and the Warrant Agreement, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant and the Warrant Agreement.

(b)    As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

1.7    Warrant Agreement. For clarity’s sake, the Company and the Holder hereby acknowledge that this Warrant is subject to Sections 2.3. 4.2 and 4.3 of the Warrant Agreement.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1    Stock Dividends, Splits, Etc.

(a)    If the Company declares or pays a dividend or distribution on the outstanding shares of the Common Stock payable in securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(b)    If the Company at any time declares or pays a dividend or distribution on the outstanding shares of the Common Stock payable in cash or property of the Company (except any dividend or distribution specifically provided for in the foregoing subsection (a)), then, in each such of the Shares as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution.

2.2    Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.3 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3    No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded up to the nearest whole Share.

2.4    Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Common Stock and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing promptly, setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer or Chief Executive Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1    Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the Company Common Stock or options to acquire shares of Company Common Stock were last sold and issued prior to the Issue Date hereof.

(b)    All Shares which may be issued upon the exercise of this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of securities as will be sufficient to permit the exercise in full of this Warrant. If at any time the Company does not have sufficient authorized shares to comply with the foregoing, the Company promptly will take all steps necessary in order to comply.

(c)    The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

(d)    The number of Shares first set forth above represents not less than 1.0% of the Fully Diluted Share Capital of the Company (after taking into account the issuance of the Warrants) as of the date of the Finance Contract.

3.2    Notice of Certain Events. If the Company at any time:

(a)    proposes to declare any dividend or distribution upon the outstanding shares of the Company’s stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)    proposes to effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Common Stock;

(c)    proposes to liquidate, dissolve or wind up;

(d)    becomes aware of a bona fide offer to purchase Shares (whether involving a formal offer by way of an offer document, an invitation to join a transaction to be evidenced by a sale and purchase agreement or otherwise) is made to the Shareholders of more than (i) 50% (fifty per cent) of the Shares or (ii) 50% (fifty per cent) of the Shareholders; or

(e)    becomes aware of, or proposes to effect an Event;

then, in connection with each such event, the Company shall give Holder:

(1)    in the case of the matters referred to in (a) above, at least three (3) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any,

(2)    in the case of the matters referred to in (b) above, promptly, and in any event at least five (5) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice);

(3)    in the case of the matter referred to in (c), immediately shall send written notice of such event as set forth in Section 8.1 of the Warrant Agreement;

(4)    in the case of the matter referred to in (d), immediately upon becoming aware of the offer, written notice of such offer as set forth in Section 5.3 of the Warrant Agreement; and

(5)    in the case of an Event referred to in (e), an Event Notification as set forth in Section 3 of the Warrant Agreement.

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1    Acquisition for Own Account. The Holder represents that it has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Company.

4.2    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3    Investment Experience. The Holder understands that the Warrant involves substantial risk. The Holder (a) has experience as an investor in unregistered securities, (b) has sufficient knowledge and experience in financial and business affairs that the Holder is capable of evaluating the risks and merits of its investment in the Warrant and Shares issued upon any exercise hereof, and (c) has the ability to bear the economic risk of the Holder’s investment in the Warrant and Shares issued upon any exercise hereof.

4.4    Accredited Investor Status. Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Act.

4.5    The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6    No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1    Termination. This Warrant shall terminate when the Holder has exercised this Warrant in its entirety, or when this Warrant has been cancelled in accordance with the terms of the Warrant Agreement.

5.2    Legends. The Shares shall be imprinted with legends in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN COMMON STOCK WARRANT ISSUED BY THE ISSUER TO THE EUROPEAN INVESTMENT BANK DATED [            ], MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with Section 5.4 below, Section 11 of the Warrant Agreement, and applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act (such transferee, a “Permitted Transferee”). Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4    Transfer Procedure. Subject to the provisions of Section 5.2 and Section 11 of the Warrant Agreement, and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to a Permitted Transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant and/or Shares being transferred with the name, address and taxpayer identification number of the Permitted Transferee and Holder will surrender this Warrant to the Company for reissuance to the Permitted Transferee(s) (and Holder if applicable); and provided further, that such Permitted Transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

5.5    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

The European Investment Bank

OPS/ENPST/3-GC&IF

98-100 boulevard Konrad Adenauer

L-2950 Luxembourg

Email address: OPS_ENPST-3@eib.org

With a copy, which shall not constitute notice, to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Anand Saha

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

SPIRE GLOBAL, INC.

Attn: Legal Department

251 Rhode Island Street, Suite 204

San Francisco, CA 94104

Email: legal@spire.com

With a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Andrew Hill; David Hu

5.6    Amendments and Waivers. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the Company and the Holder. No failure or other delay by the Holder hereof exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

5.7    Market Stand-off Agreement. The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a Listing and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions shall only be applicable to the Holder if all of the Company’s officers and directors and holders of 1% or more of the Company’s outstanding stock enter into similar agreements. In the event that any director or officer, or any holder of 1% or more of the Company’s outstanding stock are released from his, her or its lock-up agreement pursuant to this Section 5.7, the Company will use its best efforts to cause the underwriters to release the Holder pro rata; provided, however, that neither the Company nor the underwriters shall be required to comply with such pro rata release of the Holder if the Company’s board of directors determines that such director or officer, or holder of 1% or more of the Company’s outstanding stock is experiencing financial hardship and has no other reasonably available sources of liquidity. The underwriters in connection with the Company’s Listing are intended third party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial Listing that are consistent with this Section 5.7 or that are necessary to give further effect thereto, subject to customary exceptions contained therein. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. For the avoidance of any doubt, the provisions of this Section 5.7 will in no way affect, limit, or prevent the Holder’s rights to exercise the Put Option at any time in its sole discretion following the occurrence of an Event.

5.8    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.9    Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.10    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.11    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.12    Business Days. “Business Day” means a day (other than a Saturday or Sunday) on which the Holder and commercial banks are open for general business in Luxembourg and New York.

5.13    No Impairment. Except as set forth in Section 5.6, the Company will not, by amendment of its certificate of incorporation, or through reorganization, consolidation, merger, dissolution, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

[Remainder of page left blank intentionally] [Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Common Stock Warrant to be executed by their duly authorized representatives effective as of the Issue Date first above written.

COMPANY

SPIRE GLOBAL, INC.

By:
Name:
Title:

HOLDER

THE EUROPEAN INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:

APPENDIX 1

WARRANT EXERCISE NOTICE

1.     The undersigned Holder hereby exercises its right acquire shares of the Common Stock of SPIRE GLOBAL, INC. (the “Company”) in accordance with the attached Common Stock Warrant, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ] check in the amount of $             payable to order of the Company enclosed herewith

[    ] Wire transfer of immediately available funds to the Company’s account

[    ] Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ] Other [Describe]

2.     Please issue a certificate or certificates representing the Shares in the name specified below:

    Holder’s Name

    (Address)

3.     By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER

By:

Name:

Title:

(Date):

SCHEDULE 1

Company Capitalization Table

SCHEDULE 3

WARRANTHOLDER’S NOTICE OF CANCELLATION

To:    Spire Global, Inc.

251 Rhode Island Street, Suite 204

San Francisco, CA 94104

FAO:    [🌑]

WARRANT AGREEMENT BETWEEN, SPIRE GLOBAL, INC. AND THE EUROPEAN INVESTMENT BANK DATED AUGUST    , 2020 (THE “WARRANT AGREEMENT”)

We refer to the Warrant Agreement. Capitalised terms used in this Notice have the meanings ascribed to them in the Warrant Agreement.

Our good faith assessment of the number of Warrant Shares and the Fair Market Value of the Warrant Shares, is set out in the annex to this Notice, where the basis of calculation, assumptions and working papers are shown. Accordingly, the Termination Fee is EUR [ *** ].

Please countersign this Notice to indicate your acceptance of this Notice and remit the Termination Fee to the following account:

Bank:	[🌑]
Branch:	[🌑]
Sort Code:	[🌑]
Account Number:	[🌑]
Account name:	[🌑]
BIC:	[🌑]
SWIFT:	[🌑]
IBAN:	[🌑]
Reference:	Cancellation of Spire Global, Inc. Warrants

Signed by
for and on behalf of
European Investment Bank
Full Name
Address

We hereby confirm our agreement to the Notice of Cancellation becoming final and binding

Signed by
for and on behalf of
Spire Global, Inc.

Full Name

Address	251 Rhode Island Street, Suite 204 San Francisco, CA 94104

ANNEX

SUPPORTING CALCULATIONS

[See attached]

SCHEDULE 4

EXPERT DETERMINATION

1.	IDENTITY AND SELECTION OF EXPERT

The Expert will be an independent, international and leading investment bank, a leading global firm of accountants, or a leading valuation firm, as jointly appointed by the Company and the Warrantholder. Failing agreement as to such appointment after ten Business Days of the proposed referral to the Expert pursuant to paragraph (d) of clause 4.3 (Put Option) by the Warrantholder and/or the Company, the Company shall (in its sole discretion acting reasonably) appoint an Expert satisfying the following criteria: an independent valuation firm of recognized standing engaged in the business of valuing venture capital backed companies at all stages of development (from start-up to maturity), and not formerly or as of the date of valuation engaged by the Company or any of its affiliates or the Warrantholder. For the avoidance of any doubt, any valuations produced by Carta Inc., its successors or affiliates, or any similar equity management provider, will not be an acceptable valuation for any purposes, and Carta Inc., its successors or affiliates, or any similar equity management provider, or their respective enterprise valuation teams or analysts, will not be an acceptable Expert.

2.	DUTIES OF EXPERT

The Expert will:

(a)	determine (as appropriate) the Fair Market Value for any Warrant Shares on the basis set out in paragraph 3 (Basis of Valuation); and

(b)

within one month of the matter being referred to it, give written notice of its determination to the Parties (the “Expert’s Certificate”), together with a written explanation setting out in reasonable detail the basis and methods used for the purposes of the calculations performed under the previous subparagraph.

3.	BASIS OF VALUATION

The valuation of the fair market value shall be determined:

1.	assuming the Warrants then outstanding are fully exercisable;

2.	by applying techniques that are appropriate in light of the nature, facts, and circumstances of the financial instrument;

3.	using reasonable current market data and inputs combined with market participant assumptions; and

4.

based on the price that would be received for an asset or paid to transfer a liability in an Orderly Transaction, given market conditions at the measurement date, between market participants that are (i) independent of each other, (ii) knowledgeable of the market, (iii) able to transact and willing to transact, that is, they are motivated but not forced or otherwise compelled to do so.

The valuation shall be by guided by the International Private Equity and Venture Capital Valuation Guidelines as such are amended from time to time or the valuation guidelines applicable in a specific jurisdiction.

For the purposes of this paragraph 3 (Basis of valuation), “Orderly Transaction” means a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving the respective assets or liabilities.

4.	TERMS OF APPOINTMENT OF EXPERT

The Parties shall co-operate with each other and shall take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this Schedule 4.

5.	EXPERT REFUSING OR CEASING TO ACT

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 2(b) (Duties of Expert), the Company and the Warrantholder shall appoint a replacement expert in accordance with paragraph 1 (Identity and selection of Expert) of this Schedule 4 (Expert Determination).

6.	LANGUAGE

All matters under this Schedule 4 will be conducted, and the Expert’s decision will be written, in the English language.

7.	PARTIES TO PROVIDE INFORMATION AND MAKE SUBMISSIONS

The Parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such information assistance and documents as the Expert reasonably requires for the purpose of reaching a decision subject to the Expert agreeing to give such confidentiality undertakings as the Parties may reasonably require.

8.	EXPERT MAY DETERMINE PROCEDURES

To the extent not provided for by this Schedule 4, the Expert may, in its reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist it in reaching its determination.

9.	CONDUCT OF PARTIES

The Parties shall promptly take all such reasonable action which is necessary to give effect to the terms of this Schedule 4.

10.	EXPERT NOT ARBITRATOR

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection with the provisions of this Schedule 4, its jurisdiction to determine the matters and issues referred to it, or its terms of reference. The Expert’s written decision on the matters referred to it will be final and binding in the absence of manifest error or fraud.

11.	COSTS OF THE EXPERT

The Expert’s fees and any costs properly incurred by it in arriving at its determination (including any fees and costs of any advisers appointed by the Expert) will be borne by the Company.

SCHEDULE 5

JOINDER AGREEMENT

THIS AGREEMENT is made on 20[ *** ] by the person whose contact details appear in the schedule (the “New Shareholder”).

WHEREAS:

(A)	Pursuant to a Warrant Agreement dated August , 2020 between the Company and the Original Warrantholder (the “Warrant Agreement”) (as those expressions are defined in the Warrant Agreement)

Option A: to be used where Shares are to be transferred

and to which [ *** ] (the “Transferor”) is a party [by virtue of a Joinder Agreement dated [•]], the Transferor has agreed to sell and transfer to the New Shareholder [Insert number and class of Shares] (the “Shares”) conditional upon the New Shareholder entering into this Joinder Agreement.

Option B: to be used when Shares are to be subscribed

, the Company will issue to the New Shareholder [insert number and class of Shares] (the “Shares”), conditional upon the New Shareholder entering into this Joinder Agreement.

(A)	The New Shareholder wishes to acquire the Shares, subject to such condition, and to enter into this Joinder Agreement pursuant to the Warrant Agreement.

THIS AGREEMENT WITNESSES:

1.

The New Shareholder undertakes to and covenants with all the parties to the Warrant Agreement from time to time (including any person who enters into a Joinder Agreement pursuant to the Warrant Agreement, whether before or after this Agreement is entered into) to comply with the provisions of and to perform all the obligations in the Warrant Agreement insofar as they remain to be observed and performed, as if the New Shareholder had been an original party to the Warrant Agreement [in place of the Transferor] as a Shareholder.

2.	Except as expressly varied by this Joinder Agreement, the Warrant Agreement will continue in full force and effect, and the Warrant Agreement will be interpreted accordingly.

3.

The interpretation provisions and the provisions of clauses 1 (Definitions and Interpretation), 17 (No Partnership), 18 (Notices), 23 (Counterparts), 24 (Further Assurance), 26 (Entire Agreement), and 27 (Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY) of the Warrant Agreement apply to this Agreement as if those provisions had been set out expressly in this Agreement, which will take effect from the date set out above.

The schedule

Details of New Shareholder

Name	:
Registered number (if a company)	:
Country of incorporation (if a company)	:
Address	:

[The remainder of this page is intentionally left blank. Signatures to follow.]

EXECUTED by

Executed by [ *** New Shareholder] acting by:

Name:
Title:

Agreed and Acknowledged:

COMPANY

Executed by Spire Global, Inc. acting by:

Name:
Title:

SCHEDULE 6

CAPITALIZATION TABLE

[See attached]

SIGNATURE PAGE TO THE WARRANT AGREEMENT

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

COMPANY

Executed by Spire Global, Inc. acting by:

/s/ Peter Platzer
Name: Peter Platzer Title: CEO	Name: Title:

ORIGINAL WARRANTHOLDER

Executed by The European Investment Bank acting by:

/s/ Martin Vatter	/s/ Kinga Soltesz
Name: Martin Vatter Title: Head of Unit	Name: Kinga Soltesz Title: Senior Counsel

EXHIBIT A

ARTICLES

[See Attached]

FIRST AMENDMENT

TO

WARRANT AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) to Warrant Agreement (as defined below) is entered into by and between Spire Global, Inc., a Delaware corporation (the “Company”), and The European Investment Bank, having its seat at 98-100 Boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”). The effective date of this First Amendment will be the “Effective Date” defined in the Finance Contract (each as defined below).

WHEREAS, the Company and the Bank are parties to the Warrant Agreement, dated as of 20 August 2020 (the “Agreement”); and

WHEREAS, the signatories hereto represent the parties necessary to make an amendment to the Agreement in writing, pursuant to Section 13 of the Agreement;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank hereby agree to amend the Agreement by this First Amendment, and the parties to this First Amendment further agree, as follows:

1.    Addition of Definition of “Effective Date.” The following definition of “Effective Date” is hereby added in Section 1.1 of the Agreement, after the definition of “Distribution” and before the definition of “Encumbrance”:

“Effective Date” has the meaning given to it in the Finance Contract.

2.    Amendment to Definition of “Finance Contract.” The definition of “Finance Contract” provided in Section 1.1 of the Agreement is hereby deleted and replaced with the following:

“Finance Contract” means the Finance Contract originally signed in Luxembourg and Seattle, Washington on 24 July 2020, by and among the Company, the Borrower, and the Original Warrantholder, as lender, pursuant to which a loan facility of up to EUR 20,000,000 guaranteed by the Company, is made available, as amended and restated pursuant to an amendment agreement (governed by the laws of Luxembourg), dated as of the Effective Date, and as may be further amended, modified, restated, replaced, or supplemented from time to time.

3.    Amendment to Definition of “Intercreditor Agreement.” The definition of “Intercreditor Agreement” provided in Section 1.1 of the Agreement is hereby deleted and replaced with the following:

“Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the Original Warrantholder, entered or to be entered into by and among Eastward Fund Management, LLC, the Borrower, the Company, Austin Satellite Design, LLC, and the Original Warrantholder, dated as of the Effective Date, and as may be further amended, modified, restated, replaced, or supplemented from time to time.

4.    Affirmation.    The parties to this First Amendment hereby affirm all other provisions, commitments, obligations, and agreements as set forth in the Agreement, except as specifically amended and modified herein, and confirm that the Agreement, as amended by this First Amendment, will be enforceable against the parties hereto in all respects. The Agreement and this First Amendment will be read and construed together as a single agreement and the term “Agreement” as used throughout the Agreement, will henceforth be deemed a reference to the Agreement as amended by this First Amendment.

5.    Headings. The headings of the various sections of this First Amendment have been inserted for convenience of reference only and will not be deemed to be a part of this First Amendment.

6.    Governing Law. This First Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

7.    Counterparts. This First Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. In making proof of this First Amendment, it will not be necessary to produce or account for more than one such counterpart. Signature pages delivered by facsimile, email, or in .PDF format will be valid as originals for all purposes hereof.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant Agreement as of the Effective Date first above written.

SPIRE GLOBAL, INC.

By: /s/ Peter Platzer
Name: Peter Platzer
Title: CEO

THE EUROPEAN INVESTMENT BANK

By: /s/ Donald Fitzpatrick
Name: Donald Fitzpatrick
Title: Head of Division

By: /s/ Aleksander Skornik
Name: Aleksander Skornik
Title: Head of Division

[Signature Page to First Amendment to Warrant Agreement]